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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT AND REPORT ON FINANCIAL STATEMENT SCHEDULES



We consent to the use in this Amendment No. 1 to Registration Statement No. 333-48283 of Universal Compression Holdings, Inc. of our report dated June 1, 1998 on the consolidated financial statements of Universal Compression Holdings, Inc. and our report dated June 1, 1998 on the financial statements of Tidewater Compression Service, Inc. appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading 'Experts' in such Prospectus.



Our audits of the financial statements referred to in our aforementioned reports also included the financial statement schedules of Universal Compression Holdings, Inc. for the period from December 12, 1997 (inception) through March 31, 1998 and Tidewater Compression Service, Inc. for the period from April 1, 1997 through February 20, 1998. These financial statement schedules are the responsibility of management of Universal Compression Holdings, Inc. and Tidewater Compression Service, Inc. (for the period from April 1, 1997 through February 20, 1998), respectively. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



Houston, Texas
July 29, 1998